Exhibit 10.10

FORM OF

TAX RECEIVABLE AGREEMENT

among

FRANK’S INTERNATIONAL N.V.,

FRANK’S INTERNATIONAL CV,

[AGENT],

and

MOSING HOLDINGS, INC.

DATED AS OF [•] 2013

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2013, is hereby entered into by and among Frank’s International N.V., a Dutch public company with limited liability (naamloze vennootschap) incorporated in the Netherlands (the “FINV”), Frank’s International CV, a Dutch limited liability partnership (commanditaire vennootschap) organized under the laws of the Netherlands (“FICV”), [Agent], and Mosing Holdings, Inc., a [Delaware] corporation (“Mosing Holdings”).

RECITALS

WHEREAS, Mosing Holdings owns Series A preferred stock of FINV (the “Series A Preferred Stock”) and limited partner interests in FICV, which is classified as a partnership for U.S. federal income Tax purposes;

WHEREAS, FINV indirectly owns the general partner of FICV and limited partner interests in FICV;

WHEREAS, for purposes of any transfer or exchange of Series A Preferred Stock and limited partner interests in FICV, the FINV Articles of Association (as defined below) and the FICV Partnership Agreement (as defined below) contain provisions linking each share of Series A Preferred Stock to a proportionate portion of the limited partner interest in FICV held by Mosing Holdings or its permitted transferee, which portion at any time will equal the total limited partner interest in FICV that is held by Mosing Holdings or its permitted transferee [(expressed as a percentage of the total limited partner interests in FICV)] divided by the total number of issued and outstanding shares of Series A Preferred Stock (each such portion being referred to as an “FICV Portion”);

WHEREAS, Mosing Holdings will have the right to convert one or more shares of Series A Preferred Stock and an equal number of FICV Portions pursuant to the FINV Articles of Incorporation into shares of Class A common stock of FINV, par value $[•] per share (“Common Shares”) (each such conversion, an “Exchange,” and each such date on which an Exchange occurs, an “Exchange Date”);

WHEREAS, as a result of each Exchange, the Corporate Taxpayer (as defined below) is expected to incur lower Tax (as defined below) liabilities on an ongoing basis with respect to the operations of FICV;

WHEREAS, FICV and each of its direct and indirect subsidiaries treated as a partnership for U.S. federal income Tax purposes have and will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which an Exchange occurs, which election is expected to result in an adjustment to the Tax basis of the assets owned by FICV and such subsidiaries, solely with respect to Corporate Taxpayer;

WHEREAS, this Agreement is intended to set forth the agreements among the parties regarding the sharing of the Tax benefits realized by the Corporate Taxpayer as a result of any Exchange;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” is defined in Section 3.1(b) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means [•].

“Agreed Rate” means LIBOR plus [100] basis points.

“Agreement” is defined in the Recitals of this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of FINV.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i)	[any Person or any group of Persons acting together [which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding a group of Persons which includes one or more Affiliates of Mosing Holdings and one or more Affiliates of [Ginsoma Family C.V.],] is or becomes the Beneficial Owner, directly or indirectly, of securities of FINV representing more than 50% of the combined voting power of FINV’s then outstanding voting securities; or

(ii)	the following individuals cease for any reason to constitute a majority of the number of directors of FINV then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by FINV’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)	there is consummated a merger or consolidation of FINV with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of FINV immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)	the shareholders of FINV approve a plan of complete liquidation or dissolution of FINV or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by FINV of all or substantially all of FINV’s assets, other than such sale or other disposition by FINV of all or substantially all of FINV’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of FINV in substantially the same proportions as their ownership of FINV immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of FINV immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of FINV immediately following such transaction or series of transactions.]

“Common Shares” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” means FINV and any of its Subsidiaries (other than FICV and its Subsidiaries).

“Corporate Taxpayer Return” means any Tax Return of the Corporate Taxpayer relating to a Tax imposed by the United States or any subdivision thereof.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus [500] basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state or local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2 of this Agreement.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the long-term Treasury rate in effect on the applicable date plus [300] basis points.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset as a result of an Exchange, as calculated under Section 2.1 of this Agreement, under Section 732(b) of the Code (in situations where, as a result of one or more Exchanges, FICV becomes an entity that is disregarded as separate from its owner for Tax purposes) or under Sections 743(b) and 754 of the Code (including in situations where, following an Exchange, FICV remains in existence as an entity for Tax purposes) and, in each case, comparable sections of U.S. state or local Tax laws. Notwithstanding any other provision of this Agreement, the amount of any Exchange Basis Adjustment resulting from an Exchange of one or more FICV Portions shall be determined without regard to any Pre-Exchange Transfer of such FICV Portions and as if any such Pre-Exchange Transfer had not occurred.

“Exchange Basis Schedule” is defined in Section 2.1 of this Agreement.

“Exchange Date” is defined in the Recitals of this Agreement.

“Exchange Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Exchange Basis Adjustments had been made.

“Expert” is defined in Section 7.9 of this Agreement.

“FICV” is defined in the Recitals of this Agreement.

“FICV Partnership Agreement” means the [Partnership Agreement] of FICV.

“FICV Portion” is defined in the Recitals of this Agreement.

“FINV Articles of Association” means the [Articles of Association] of FINV.

“FINV” is defined in the Recitals of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, FICV, but only with respect to Taxes imposed on FICV and allocable to the Corporate Taxpayer, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (i) using the Exchange Tax Basis as reflected on the Exchange Basis Schedule including amendments thereto for the Taxable Year and (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Exchange Basis Adjustment or Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of U.S. state or local Tax law with respect to FINV’s payment obligations under this Agreement.

“IPO” means the initial public offering of Common Shares by FINV.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“Market Value” shall mean the closing price of the Common Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Common Shares are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Common Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Common Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Common Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Common Shares, or the fair market value of the other property delivered for Common Shares, as determined by the Board in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Mosing Holdings” is defined in the Recitals of this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Opt Out Notice” is defined in Section 3.4(a) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer or distribution in respect of FICV Portions (i) that occurs prior to an Exchange of such FICV Portions, and (ii) to which Section 743(b) of the Code applies.

“Qualified Tax Advisor” means Vinson & Elkins L.L.P., Ernst & Young LLP, or any other law or accounting firm that is nationally recognized as being expert in Tax matters and that is reasonably acceptable to FINV.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, FICV, but only with respect to Taxes imposed on FICV and allocable to the Corporate Taxpayer for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, FICV, but only with respect to Taxes imposed on FICV and allocable to the Corporate Taxpayer for such Taxable Year, over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by FICV, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Exchange Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of U.S. state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all taxes, assessments or similar charges imposed by the United States or any subdivision thereof that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means Mosing Holdings and its successors and assigns pursuant to Section 7.6(a).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from the Exchange Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Exchange Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by any Exchange Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporate Taxpayer on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment, and (5) if, at the Early Termination Date, there are FICV Portions that have not been Exchanged, then each such FICV Portions shall be deemed to be Exchanged for the Market Value of the Common Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Adjustment Schedule. Within 90 calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for each Taxable Year in which any Exchange has been effected, FINV shall deliver to Agent a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including (i) the Exchange Tax Basis of the Reference Assets as of each applicable Exchange Date, (ii) the Exchange Basis Adjustments with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Exchange Basis Adjustment is amortizable and/or depreciable. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.2 Tax Benefit Schedule. Within 60 calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, FINV shall provide to Agent a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)). Without limiting the application of Section 2.3(a), each time FINV delivers to Agent a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, FINV shall deliver to Agent the Corporate Taxpayer Return, the reasonably detailed calculation by FINV of the Hypothetical Tax Liability, the reasonably detailed calculation by FINV of the actual Tax liability, as well as any other work papers as determined by FINV or requested by Agent.

Section 2.3 Procedure; Amendments.

(a) Procedure. Every time FINV delivers to Agent an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to (b), but excluding any Early Termination Schedule or amended Early Termination Schedule, FINV shall also (x) deliver to Agent schedules and work papers, as determined by FINV or requested by Agent, providing reasonable detail regarding the preparation of the Schedule and (y) allow Agent reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by FINV or requested by Agent, in connection with a review of such Schedule. An applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the first date on which Agent has received the applicable Schedule or amendment thereto unless Agent (i) within 30 calendar days after receiving an applicable Schedule or amendment thereto, provides FINV with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by FINV. If the parties, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within 30 calendar days after receipt by FINV of such Objection Notice, FINV and Agent shall employ the reconciliation procedures described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by FINV (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to Agent, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to Agent becomes final in accordance with Section 2.3(a), FINV shall pay to each TRA Holder its proportionate share of the Tax Benefit Payment determined pursuant to Section 3.1(b) for such Taxable Year. Each such payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to FINV or as otherwise agreed by FINV and the TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal estimated income Tax payments.

(b) A “Tax Benefit Payment” means the sum of the Net Tax Benefit and the Accrued Amount. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts); provided, for the avoidance of doubt, that a TRA Holder shall not be required to return any portion of any previously made Tax Benefit Payment. The “Accrued Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest but shall instead be treated as additional consideration for the acquisition of FICV Portions in an Exchange unless otherwise required by law.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the TRA Holders pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3 Proportionate Share and Pro Rata Payments.

(a) Proportionate Share. For purposes of this Agreement, a TRA Holder’s “proportionate share” for any Taxable Year equals (i) the deductions available for use in such Taxable Year associated with the Tax Assets attributable to such TRA Holder, divided by (ii) the deductions associated with all Tax Assets that are available for use in such Taxable Year.

(b) Pro Rata Payments. If FINV lacks sufficient funds to satisfy or is prevented under any credit agreement or other arrangement from satisfying its obligations to make all Tax Benefit Payments due in a particular Taxable Year, each TRA Holder shall receive its proportionate share of the total funds available in the Taxable Year to make the Tax Benefit Payments.

Section 3.4 Opt Out.

(a) Notwithstanding Section 3.1, prior to an Exchange, a TRA Holder may elect not to receive any payments under this Agreement with respect to such Exchange, by delivering written notice evidencing such election (an “Opt Out Notice”) to FINV at least three Business Days prior to the Exchange Date of the relevant Exchange. An Opt Out Notice, when delivered, shall be irrevocable.

(b) This Agreement shall not apply to any Exchange which is covered by an Opt Out Notice delivered pursuant to Section 3.4(a), and all computations hereunder, including the computation of any Tax Benefit Payments and determination of any amounts attributable to a TRA Holder, shall be made without taking into account Exchanges covered by such Opt Out Notice. For the avoidance of doubt, a TRA Holder who makes an election pursuant to Section 3.4(a) shall remain entitled to payments under this Agreement with respect to any Exchanges for which no election has been made pursuant to Section 3.4(a).

ARTICLE IV

TERMINATION

Section 4.1 Early Termination and Breach of Agreement.

(a) FINV may terminate this Agreement at any time by paying to each TRA Holder its proportionate share of the Early Termination Payment. Upon payment of the Early Termination Payment by FINV, FINV shall not have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by FINV acting in good faith and any TRA Holder as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). Upon payment of all amounts provided for in this Section 4.1(a), this Agreement shall terminate.

(b) In the event that FINV breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by FINV acting in good faith and any TRA Holder as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that FINV breaches this Agreement, the TRA Holders shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if FINV fails to make any Tax Benefit Payment when due to the extent that FINV has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless FINV does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which FICV or any Subsidiary of FICV is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further that it shall be a breach of this Agreement, and the provisions in the first two sentences of this Section 4.1(b) shall apply as of the original due date of the Tax Benefit Payment, if FINV makes any distribution of cash or other property to its shareholders while any Tax Benefit Payment is due and payable but unpaid.

(c) FINV and each TRA Holder hereby acknowledges that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for U.S. federal income Tax or other applicable Tax purposes.

(d) In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Change of Control, (2) any Tax Benefit Payment in respect of a Member agreed to by the Corporation and such Members as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”

Section 4.2 Early Termination Notice. If FINV chooses to exercise its right of early termination under Section 4.1 above, FINV shall deliver to Agent notice of such intention to exercise such right (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying FINV’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties 30 calendar days from the first date on which Agent has received such Schedule or amendment thereto unless Agent (i) within 30 calendar days after receiving the Early Termination Schedule, provides FINV with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by FINV (the

“Early Termination Effective Date”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by FINV of the Material Objection Notice, FINV and Agent shall employ the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within three calendar days after the Early Termination Effective Date, FINV shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder or as otherwise agreed by FINV and the TRA Holder.

(b) “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by FINV to the TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by FINV to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of FINV and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of FINV that are not Senior Obligations.

Section 5.2 Late Payments by FINV. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in FINV’s and FICV’s Tax Matters. Except as otherwise provided herein, FINV shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and FICV, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, FINV shall notify Agent of, and keep Agent reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and FICV by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, and shall provide to Agent reasonable opportunity to provide information and other input to the Corporate Taxpayer, FICV and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and FICV shall not be required to take any action that is inconsistent with any provision of the FICV Partnership Agreement.

Section 6.2 Consistency. Except upon the written advice of a Qualified Tax Advisor, and except for items that are explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, FINV and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state, local and non-U.S. Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Reference Assets and each Tax Benefit Payment) in a manner consistent with that specified by FINV in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement. Any Dispute concerning such advice shall be subject to the terms of Section 7.9.

Section 6.3 Cooperation. Each TRA Holder shall (a) furnish to FINV in a timely manner such information, documents and other materials as FINV may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to FINV and its representatives to provide explanations of documents and materials and such other information as FINV or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and FINV shall reimburse the TRA Holder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to FINV, to:

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

[•]

Attention: [•]

with a copy (which shall not constitute notice to FINV) to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

Telephone:
Attention:

If to Agent, to:

If to Mosing Holdings, to:

If to a TRA Holder other than Mosing Holdings and that is a [partner] in FICV, to:

The address set forth in the records of FICV.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of [the State of New York], without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) No TRA Holder may assign this Agreement to any person without the prior written consent of FINV; provided, however, that (i) to the extent FICV Portions are transferred in accordance with the terms of the FICV Partnership Agreement, the transferring TRA Holder shall have the option to assign to the transferee of such FICV Portions the transferring TRA Holder’s rights under this Agreement with respect to such transferred FICV Portions as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to FINV, agreeing to become a “TRA Holder” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement (A) that do not arise from an Exchange and (B) that, once an Exchange has occurred, arise with respect to the Exchanged FICV Portions may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to FINV, agreeing to be bound by Section 7.12 and acknowledging specifically the terms of Section 7.6(b). For the avoidance of doubt, if a TRA Holder transfers FICV Portions but does not assign to the transferee of such FICV Portions, the rights of such TRA Holder under this Agreement with respect to such transferred FICV Portions, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments, if any, due hereunder with respect to, including any Tax Benefit Payments arising in respect of a subsequent Exchange of, such FICV Portions.

(b) Notwithstanding the foregoing provisions of this Section 7.6, no transferee described in clause (i) of the first sentence of Section 7.06(a) shall have the right to enforce the provisions of Section 2.3, 4.2, or 6.2 of this Agreement, and no assignee described in clause (ii) of the first sentence of Section 7.6(a) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by each of FINV and FICV and by TRA Holders who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all TRA Holders hereunder if FINV had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Exchange); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. FINV shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place. Notwithstanding anything to the contrary herein, in the event a TRA Holder transfers his FICV Portions to a Permitted Transferee (as defined in the FICV Partnership Agreement), such TRA Holder shall have the right, on behalf of such transferee, to enforce the provisions of Sections 2.3, 4.2 or 6.2 with respect to such transferred FICV Portions.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.9, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.8 and Section 7.9) (each a “Dispute”) shall be governed by this Section 7.8. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in [New York] in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in [the State of New York] and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. [In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.]

(b) Notwithstanding the provisions of paragraph (a), FINV may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), Agent and each TRA Holder (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints FINV as agent of such party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party in writing of any such service of process, shall be deemed in every respect effective service of process upon such party in any such action or proceeding.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN [NEW YORK, NEW YORK] FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c)(1) of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9 Reconciliation. In the event that FINV and Agent or the relevant TRA Holder, as applicable, are unable to resolve a disagreement with respect to the matters governed by Section 2.3, Section 4.2 and Section 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless FINV and Agent or the relevant TRA Holder agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or Agent or the relevant TRA Holder, as applicable, or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by FINV except as provided in the next sentence. FINV and Agent or the relevant TRA Holder, as applicable, shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts Agent’s or the relevant TRA Holder’, as applicable, position, in which case FINV shall reimburse Agent or the relevant TRA Holder, as applicable, for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts FINV’s position, in which case Agent or the relevant TRA Holder, as applicable, shall reimburse FINV for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on FINV and its Subsidiaries and Agent or the relevant TRA Holder, as applicable, and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. FINV shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as FINV is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by FINV, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12 Confidentiality.

(a) Agent and each of its assignees and each TRA Holder and each of its assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for FINV and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning FICV and its Affiliates and successors or the TRA Holders, learned by Agent or TRA Holder heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by FINV or any of its Affiliates, becomes public knowledge (except as a result of an act of Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, Agent and each of its assignees (and each employee, representative or other agent of Agent or its assignees, as applicable) and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, FICV, Agent, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to Agent or the TRA Holder relating to such Tax treatment and Tax structure.

(b) If Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, FINV shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to FINV or any of its Subsidiaries or the TRA Holders and the accounts and funds managed by FINV and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

IN WITNESS WHEREOF, FINV, FICV, Agent and Mosing Holdings have duly executed this Agreement as of the date first written above.

Frank’s International N.V.

By:

Name:
Title:

Frank’s International C.V.

By:

Name:
Title:

Mosing Holdings, Inc.

By:

Name:
Title:

Agent

By:

Name:
Title:

[Signature Page to Tax Receivable Agreement]